EXHIBIT 99.1

[LETTERHEAD OF PEREGRINE SYSTEMS, INC.]

Peregrine Systems® Notified of Nasdaq Delisting

        SAN DIEGO, Aug. 29, 2002—Peregrine Systems, Inc. (NASDAQ: PRGNE) announced today that Nasdaq will delist Peregrine from the Nasdaq National Market at the opening of trading on Aug. 30, 2002 because the company has not filed periodic reports with the Securities and Exchange Commission. Peregrine is in the process of evaluating trading of its common stock in the pink sheets.

About Peregrine Systems

        Founded in 1981 and headquartered in San Diego, Calif., Peregrine Systems is the leading global provider of Infrastructure Management software. Market-leading application suites delivered by Peregrine and Remedy®product lines address diverse customer needs to better manage and extend the life of infrastructure and manage business services. Peregrine's Service Management and Asset Management solutions empower companies to support and manage assets with best practice processes. Remedy's comprehensive suite of packaged applications, including IT Service Management and Customer Support solutions, enable customers to improve reliability and quality of service for both internal and external service management. Remedy's Action Request System®provides a comprehensive platform to deliver business process authoring capabilities to meet the unique requirements of organizations today and into the future.

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        Peregrine Systems, Remedy and Action Request System are registered trademarks of Peregrine Systems, Inc. or its wholly owned subsidiaries. All other marks are the property of their respective owners.